Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

Valaris Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$7,552,236,445.65 (1)(2)(3)	0.0001381	$1,042,963.85
Fees Previously Paid	$0		$0
Total Transaction Valuation	$7,552,236,445.65
Total Fees Due for Filing			$1,042,963.85
Total Fees Previously Paid			$0
Total Fee Offsets			$1,042,963.85
Net Fee Due			$0

(1)
Title of each class of securities to which the transaction contemplated by the Business Combination Agreement, dated as of February 9, 2026, between Valaris Limited and Transaction Ltd., applies: Valaris Limited common shares, par value $0.01 per share.

(2)
Equals the Maximum Aggregate Value of Transaction as described in the Joint Proxy Statement on Schedule 14A, file number 001-38373 and file number 001-08097, filed by Transocean Ltd. and Valaris Limited with the Securities and Exchange Commission on May 19, 2026.

(3)	Offset pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 0-11(a)(2)
Fees Offset Claims		Schedule 14A	001-38373	May 19, 2026		$1,042,963.85
Fees Offset Sources	Transocean Ltd.	Schedule 14A	001-38373		May 19, 2026		$1,042,963.85